EXHIBIT 21.1

                  EQUALNET HOLDING CORP. - A TEXAS CORPORATION

Has the following two (2) subsidiaries:

      EqualNet Corporation - a Delaware corporation
      TeleSource, Inc. - a Texas corporation

EqualNet Corporation has one subsidiary, EqualNet Wholesale Services, Inc., a Delaware corporation.
                                                                    EXHIBIT 21.1